UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
September 7, 2010
CINCINNATI BELL INC.
(Exact name of registrant as specified in its charter)

Ohio (State or other jurisdiction of incorporation)	1-8519 (Commission File Number)	31-1056105 (IRS Employer Identification No.)
221 East Fourth Street
Cincinnati, OH 54202
(Address of principal executive offices, including zip code)

(513) 397-9900
(Registrant’s telephone number including area code)

Not Applicable
(Former name or former address if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On September 7, 2010, Cincinnati Bell Inc. (the “Company”) hired Theodore H. Torbeck to serve as President and General Manager for the Cincinnati Bell Communications Group. Mr. Torbeck, age 54, currently serves as Chief Executive Officer at The Freedom Group, Inc., the world’s leading designer and manufacturer of firearms and related products with globally recognized brands including Remington and Bushmaster. Prior to this role, Mr. Torbeck was Vice President of Operations at General Electric Industrial from 2006 to 2008 where he was responsible for productivity and operational improvement for six major industrial businesses at General Electric. From 2003 to 2006, Mr. Torbeck served as President and CEO of General Electric’s Rail Services. Mr. Torbeck holds a B.S. degree in Marketing/ Marketing Management from Miami University and an M.B.A. from Xavier University.
     In connection with Mr. Torbeck’s appointment as President and General Manager for the Cincinnati Bell Communications Group, the Company entered into an Employment Agreement (the “Agreement”) with Mr. Torbeck on September 7, 2010. Mr. Torbeck’s Agreement provides for the employment and retention of Mr. Torbeck as President and General Manager for the Cincinnati Bell Communications Group for a one-year term subject to automatic one-year extensions. Mr. Torbeck’s Agreement provides for a minimum base salary of $700,000 per year and a minimum bonus target of $700,000. Mr. Torbeck will also be eligible for long term incentive awards under the Company’s 2007 Long Term Incentive Plan and/or any similar plan made available to the Company’s executives. The foregoing summary of the Agreement is qualified in its entirety by the Agreement, which is attached hereto as Exhibit 10.1 and incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits.

EXHIBIT
NUMBER	DESCRIPTION
10.1	Employment Agreement between Cincinnati Bell Inc. and Theodore H. Torbeck, dated September 7, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CINCINNATI BELL INC.
Date: September 10, 2010
	By:	/s/ Christopher J. Wilson
		Name:	Christopher J. Wilson
		Title:	Vice President, General Counsel & Secretary

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Employment Agreement between Cincinnati Bell Inc. and Theodore H. Torbeck dated September 7, 2010.

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